NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT made as of the 6th day of August, 2009

BETWEEN:

_ MORGAN MINING CORP,

 (hereinafter called the "Owner");

- and -

_ SPEEBO, INC.,

(hereinafter called "Royalty Holder").

WHEREAS pursuant to a Acquisition agreement dated August 6, 2009 between Speebo Inc and MORGAN MINING CORP (the "Acquisition Agreement"),  the Owner has acquired an undivided 100% interest in the Acquisition Lands;

AND WHEREAS pursuant to the Acquisition Agreement, the Owner shall grant the Royalty Holder the Net Smelter Royalty on all production from the Acquisition Lands;

NOW THEREFORE that in consideration of the Acquisition Agreement, and the mutual covenants contained in this Agreement the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	"Agreement" means this Net Smelter Returns Royalty Agreement;

(b)	"Commencement of Commercial Production" means:

(i)
If a Mill is located on the Acquisition Lands, the last day of a period of forty (40) consecutive days in which for not less than thirty (30) days such Mill processed ore from the Acquisition Lands at seventy-five percent (75%) of its rated concentrating capacity, or

(ii)
If no Mill is located on the Acquisition Lands, the last day of the first period of thirty (30) consecutive days during which ore has been shipped from the Acquisition Lands on a reasonably regular basis for the purposes of earning revenues, but no period of time during which ore or concentrate is shipped from the Acquisition Lands for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

(c)	"Acquisition Lands" means those lands as set out in Schedule "A" of the Acquisition Agreement;

(d)
"Mill" means the crusher, concentrator and other processing facilities constructed on or in proximity to the Acquisition Lands and used for the processing of production from the Acquisition Lands, whether or not in conjunction with or after production from any other mineral property.

(e)
"Net Smelter Returns" shall mean the aggregate of all payments from a smelter, Reduction Works, refinery or other processor or bona fide purchaser received for ores, concentrates or other products and minerals produced from the Acquisition Lands after the deduction for all the following costs, without duplication, related to such payments:

(i)
all charges by a smelter, Reduction Works, refinery or purchaser, including, selling charges, treatment, smelting, or other Reduction Works charges, penalties and all other deductions and expenses, but excluding all charges by a Mill or incurred by the process or the milling of ore,

(ii)
all costs of transportation (except transportation costs associated with moving material to an off-site Mill) incurred on all ores, concentrates or other products and minerals produced, whether transported by the Owner or a third party and including charges by common or contract carriers, and

(iii)
the amount of all federal and provincial taxes, but not income tax, imposed upon or in connection with removal or sale of ores, concentrates or other products and minerals, other than federal and provincial income tax;

(f)	"Party" means a party to this Agreement "Parties" means all parties to this Agreement;

(g)	"Reduction Works" means any works in which concentrated, upgraded or beneficiated minerals are refined; and

(h)	this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement;

2.	NET SMELTER ROYALTY

As of the Commencement of Commercial Production, the Owner shall pay to the Royalty Owner two percent (2.0%) of Net Smelter Returns (the "Net Smelter Returns Royalty").

3.	CLAW BACK

The Owner may, at any time, elect to acquire 60% of the Net Smelter Returns Royalty on payment of US$ 1,000,000.00 to the Royalty Owner.

4.	PAYMENT

Payments on account of the Net Smelter Returns Royalty shall be made by the Owner monthly on or before the first day of each calendar month following the month in which settlement is made by smelter or other purchaser of ores, concentrates or other products and minerals produced from the Acquisition Lands, and each such payment shall be accompanied by a complete copy of settlement schedules received from the said smelter or other purchaser.

5.	SALES TO AN AFFILILATE

In the event that the ores, concentrates or other products and minerals are sold to, or are treated at, a smelter or Reduction Works owned or operated by the Owner or any "affiliate" (as defined in the Business Corporations Act (British Columbia)) of the Owner, the prices received, and the charges levied for processing services, shall be included in the calculations used to compute Net Smelter Returns, but the prices received shall not be less than those which could be received if negotiated on an arm’s length basis, and the charges shall not exceed the average to the highest and lowest charges charged for similar processing services at the nearest two smelters or Reduction Works in which ores, concentrates or other products and minerals are sold to any person or corporation dealing at arm’s length with the Owner.

6.	RECORDS AND AUDIT

The Owner shall keep separate, complete and accurate records pertaining to the calculation of the royalty. The Royalty Holder shall bear the right, at all reasonable times and upon reasonable notice to the Owner to audit books and records of the Owner with respect to determination of the amounts due on account of the Net Smelter Returns Royalty. In the event that any such audit reveals no significant variance from the Owner’s calculations, the cost of such audit shall be borne by the Royalty Holder. If, however, the audit reveals a significant variance from the Owner’s calculations, the Owner shall be responsible for paying interest on the amount of any shortfall at the prime rate plus 2% and in addition shall reimburse the Royalty Holder for the costs of conducting the audit. A significant variance is defined hereunder as a variance which results in an additional amount becoming payable to the Royalty Holder, which amount is equal  to or greater than the cost of conducting the audit which revealed the variance.

7.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

8.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

9.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year written above.

SPEEBO INC.

Per: __/s/ Perry Leopold_______________________________

Perry Leopold, CEO

MORGAN MINING CORP

Per: __/s/ Robert Thayer_______________________________

              Robert Thayer, President

/s/ Lisa Thyer
Witness